EXHIBIT 99.1

Atreca Reports Fourth Quarter and Full-Year 2022 Financial Results and ATRC-101 Data Update

ATRC-101 continues to be well tolerated in ongoing Phase 1b trial; clinical activity observed in multiple tumor types; longer progression free survival observed in patients with high target expression

Phase 2 go/no-go decisions for ATRC-101 expected by end-of-year

APN-497444 and APN-346958 programs advancing with nomination of clinical candidates expected in 2023

Conference call and webcast with accompanying slides scheduled for today at 4:30 p.m. EDT

SAN CARLOS, Calif., March 29, 2023 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the fourth quarter and full-year ended December 31, 2022, and provided an overview of recent developments.

"Last year was a productive time for Atreca, with advances made in our discovery platform, preclinical programs, and ATRC-101,” said John Orwin, Chief Executive Officer of Atreca. “Today we are pleased to report additional data from our ongoing Phase 1b trial, which show that ATRC-101 continues to be well tolerated, and that longer progression free survival was observed in patients with high target expression in this early trial. Patient enrollment based on target expression is ongoing in both the monotherapy and combination cohorts of the study and we expect to report additional data and go/no-go decisions for Phase 2 development toward the end of this year.”

“We believe these data further validate the ability of our proprietary platform to identify potentially valuable therapeutic antibodies against novel targets in oncology,” Mr. Orwin added. “Continued investments in our discovery platform have accelerated the growth of our preclinical pipeline, and we look forward to nominating our next two clinical candidates later this year.”

ATRC-101 Update

  The Phase 1b trial is a first-in-human, open-label study of ATRC-101 as monotherapy and in combination with pembrolizumab in patients with select solid tumor cancers. Once every 3-week (Q3W) and once every 2-week (Q2W) schedules have been evaluated at dose levels up to 30 mg/kg with no dose-limiting toxicities observed. Enrollment is ongoing at the 30 mg/kg ATRC-101 dose level in both the Q3W monotherapy and combination arms of the trial, with participants selected based on target expression.

As of the data cut-off date of February 17, 2023, a total of 71 participants had been dosed in the trial and evaluated for safety, with 62 participants receiving either the 3, 10 or 30 mg/kg dose including 42 participants treated in the Q3W monotherapy arm, 11 in the Q2W monotherapy arm, and 9 in the combination arm. Participants enrolled in the study had received a median of five prior lines of treatment. All participants in the combination arm had experienced an unsatisfactory tumor response or progression following prior anti-PD-1 or anti-PD-L1 therapy.

  ATRC-101 has been generally well-tolerated. For the 71 participants enrolled, most of the reported adverse events were grade ≤ 2. Only two grade 3 AEs were considered potentially treatment-related, which were one instance each of headache and a small intestinal obstruction. The most common treatment-related AEs were fatigue (n=17, 24%) and pain (n=14, 20%), with no serious adverse events determined to be related to treatment with ATRC-101.
  The Company continued to observe that high target expression (as defined by an H-score ≥50) discriminates for anti-tumor activity in the 3, 10 and 30 mg/kg dose cohorts. Among the 17 participants with a high target expression at screening treated with monotherapy at the higher dose levels, disease control was observed in 59% (10 of 17 patients) including 9 (53%) patients with stable disease (SD) and one (6%) patient with a partial response (PR). With combination patients included, disease control was observed in 58% (n=14 of 24) including 12 (50%) SD , 1 (4%) PR and 1 (4%) CR. By comparison, in participants with a screening H-score < 50 (low), disease control was 25% (6 of 24 patients) with SD as the best overall response for all patients in the monotherapy cohort. A similar result was observed when including combination patients with 6 of 25 (24%) achieving SD as a best overall response, with none achieving PR or better.
  Longer progression free survival was observed in patients with high target expression treated in the 3, 10 and 30 mg/kg dose cohorts. A hazard ratio of 0.47 was observed in a Kaplan Meier analysis of monotherapy patients treated at the higher dose levels separated by H-score (n=41), and a hazard ratio of 0.40 was observed in the Kaplan Meier analysis of combination therapy patients separated by H-score (n=49). The previously reported PR observed in a lung cancer patient and CR observed in a melanoma patient were durable, with a PR extending beyond 300 days and a CR ongoing (418 days as of data cut-off date).
  Atreca is continuing to enroll subjects in both the Q3W monotherapy and combination therapy cohorts at the 30 mg/kg dose level, with a focus on the recruitment of H-score high participants across tumor types. Additional data from the ongoing study will inform a future decision concerning whether to advance ATRC-101 into Phase 2 studies and in which indications. Atreca expects to report additional data from the Phase 1b study and provide details on its potential Phase 2 development plans by the end of 2023.

“These results are encouraging and reinforce our belief in the therapeutic potential of ATRC-101. Importantly, they support the relationship we’ve observed between target expression and both ATRC-101’s anti-tumor activity and duration of response,” added Dr. Philippe Bishop, Chief Medical Officer of Atreca. “We look forward to providing a development update with go/no-go decisions later this year.”

Preclinical Pipeline and Discovery Platform

  APN-497444 (‘444) is an Atreca-discovered antibody targeting a novel, tumor-specific glycan. ‘444 displays uniform and tumor-selective binding with high target prevalence in colorectal cancer and exhibits compelling pre-clinical anti-tumor activity and initial safety when weaponized as an ADC. Atreca expects to nominate a clinical candidate from the program in 2023 and is targeting an IND submission in late 2024.
  APN-346958 (‘958) is a tumor-selective antibody discovered by Atreca recognizing an RNA-binding protein target. ‘958 exhibits compelling pre-clinical anti-tumor activity and initial safety accompanied by robust immune activation and T cell expansion when weaponized as a T cell bispecific antibody. ‘958 was mutually selected as the first joint program combining an Atreca-discovered antibody with Xencor’s XmAb® bispecific Fc domain and a cytotoxic T-cell binding domain (CD3), with Atreca leading preclinical and clinical development. Atreca and Xencor expect to name a candidate from the program in 2023 and target an IND submission by early 2025.
  MAM01/ATRC-501 is a novel, Atreca-discovered antibody licensed to the Gates Medical Research Institute (“Gates MRI”) for the prevention of malaria. Gates MRI is preparing to file an IND for MAM01/ATRC-501 in 2023. Atreca retains commercial rights in the U.S., Europe and parts of Asia, and potential product development opportunities in those regions include prophylaxis for those traveling to malaria endemic regions.
  Pipeline expansion has been accelerated by continued investments in the discovery platform, which have enabled Atreca to generate leads against novel targets more efficiently.

Other Recent Developments and Highlights

  In February 2023, Atreca and Xencor, Inc. announced the mutual selection of the first program combining an Atreca-discovered antibody with Xencor’s XmAb® bispecific Fc domain and a cytotoxic T-cell binding domain (CD3) under their 2020 strategic collaboration agreement.
  In January 2023, Atreca announced the appointment of Philippe Bishop, MD, as Chief Medical Officer.

Fourth Quarter and Full-year 2022 Financial Results

  As of December 31, 2022, cash and cash equivalents and investments totaled $70.5 million.
  Research and development expenses for the year ended December 31, 2022, were $66.8 million, including non-cash share-based compensation expense of $7.9 million. Research and development expenses for the three months ended December 31, 2022, were $13.8 million, including non-cash share-based compensation expense of $1.3 million.
  General and administrative expenses for the year ended December 31, 2022, were $31.5 million, including non-cash share-based compensation expense of $9.0 million. General and administrative expenses for the three months ended December 31, 2022, were $7.5 million, including non-cash share-based compensation expense of $1.9 million.
  Atreca reported a net loss of $97.2 million, or basic and diluted net loss per share attributable to common stockholders of $2.52, for the year ended December 31, 2022. The Company reported a net loss of $21.3 million, or basic and diluted net loss per share attributable to common stockholders of $0.55, for the three months ended December 31, 2022.

Conference Call and Webcast Details

Atreca will host a live conference call and webcast, including accompanying slides, today at 4:30 p.m. EDT. To access the conference call by telephone, please use this link to register and receive the dial-in numbers and unique PIN to access the call. To access the webcast, including accompanying slides, please use this link.

The conference call registration and a live audio webcast and accompanying slide presentation can also be accessed via the Events section of the Company’s investor relations website at https://ir.atreca.com/news-and-events/event-calendar. An archived replay of the webcast will be available on the Company's website for 30 days following the live event.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101, our pipeline of lead-stage oncology programs, and MAM01/ATRC-501, a clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute for the prevention of malaria. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those regarding our strategy and future plans, including statements regarding tolerance of ATRC-101 in our ongoing Phase 1b trial, enrollment of patients in our Phase 1b clinical trial of ATRC-101, our belief that our ATRC-101 data further validates the ability of our proprietary platform to identify potentially valuable therapeutic antibodies against novel targets in oncology, the acceleration of growth of our preclinical pipeline based on continued investments in our discovery platform, our plans for potential Phase 2 development of ACTR-101 by the end of 2023, the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof, data read-outs and the timing thereof, including the reporting of updated data from the monotherapy and pembrolizumab combination arms of our Phase 1b clinical trial of ATRC-101, the advancement of APN-497444 and APN-346958 with the nomination of clinical candidates in 2023, the expected timing of INDs, including delays thereof and plans to submit one additional IND per year in oncology beginning in 2024, and the advancement of MAM01/ATRC-501 by Gates MRI, including plans to file an IND in 2023. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “continue,” “progress,” “accelerate,” “will,” “expect,” “advance,” “target,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2022	2021

ASSETS

Current Assets
Cash and cash equivalents	$30,819	$94,746
Investments	39,676	22,287
Prepaid expenses and other current assets	7,531	5,337
Total current assets	78,026	122,370
Property and equipment, net	37,972	43,015
Operating lease right-of-use assets	36,056	-
Long-term investments	-	31,042
Deposits and other	2,976	3,630
Total assets	$155,030	$200,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,741	$3,352
Accrued expenses	9,681	11,555
Operating lease liabilities, current portion	3,544	-
Other current liabilities	1,327	1,992
Total current liabilities	16,293	16,899
Deferred rent	-	28,229
Operating lease liabilities, net of current portion	60,331	-
Total liabilities	76,624	45,128

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	535,592	514,794
Accumulated other comprehensive income (loss)	(266)	(102)
Accumulated deficit	(456,924)	(359,767)
Total stockholders’ equity	78,406	154,929
Total liabilities and stockholders’ equity	$155,030	$200,057

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Expenses
Research and development	$13,767	$22,204	$66,829	$78,349
General and administrative	7,536	7,306	31,466	31,954
Asset Impairment	449	-	449	-
Total expenses	21,752	29,510	98,744	110,303
Interest and other income (expense)
Other income	20	-	770	851
Interest income	387	24	817	207
Interest expense	-	-	-	(3)
Loss on disposal of property and equipment	-	(32)	-	(77)
Loss before Income tax expense	(21,345)	(29,518)	(97,157)	(109,325)
Income tax expense	-	-	-	(1)
Net loss	$(21,345)	$(29,518)	$(97,157)	$(109,326)
Net loss per share, basic and diluted	$(0.55)	$(0.79)	$(2.52)	$(2.95)
Weighted-average shares used in computing
net loss per share, basic and diluted	39,067,391	37,493,779	38,593,894	37,038,195

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com
Source: Atreca, Inc.